EXHIBIT 10.2

INFOCUS CORPORATION
EXECUTIVE RETENTION BONUS PLAN

PLAN:                                       This plan is designed to provide Vice Presidents of InFocus (collectively the “Executives” or individually the “Executive”) with the opportunity for increased compensation based upon the achievement of InFocus Corporation’s financial goals for the fourth quarter of 2006 and first quarter of 2007 and the Executive remaining an employee of the Company through April 30, 2007.

PLAN GUIDELINES

Adoption of Plan:  The Executive Retention Bonus Plan (the “Plan”) was adopted by the Board of Directors of InFocus Corporation (the “Company”) on October 27, 2006.

Purpose of Plan:  The purpose of the Plan is to establish the terms and conditions under which the Company will pay retention bonuses to Executives.

Eligibility:  Eligibility is limited to Executives of InFocus Corporation as of October 27, 2006.  These individuals are Brian Dennison, Joe O’Sullivan, Candace Petersen, Monique Herman, Steve Stark, and Roger Rowe.  Executives must remain employed by the Company on April 30, 2007 to be eligible for the retention bonus amount.

Bonus Amount:  The Plan provides for the executive officers to receive 8% of their annual salary if the Company achieves its adjusted operating income goals in the fourth quarter of 2006 and an additional 8% of their annual salary if the Company achieves its adjusted operating income goals in the first quarter of 2007.  Each quarter’s bonus amount is independent of the other allowing the bonus to be paid for either, neither or both quarters.

Payment:  Payment of bonuses to Excutives under this Plan is scheduled to be made in mid-May 2007.

Change in Control:  If a change in control occurs prior to April 30, 2007, and the Executive remains employed by the company as of the date the change in control occurs, the entire bonus amount will be considered earned as of the date of the change in control and paid as soon as practical after the change in control occurs.

Discretion of the Board of Directors:  Nothing in this Plan shall prohibit the Board of Directors from awarding a bonus to one or more Executives in addition to the Executive Retention Bonus awarded pursuant to this Plan.